As filed with the Securities and Exchange Commission on January 25, 2010.
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHINA HYDROELECTRIC CORPORATION

(Exact name of Registrant as specified in its charter)

Cayman Islands	4911	20-8979735
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25B, New Poly Plaza, No. 1 North Chaoyangmen Street
Dongcheng District, Beijing
People’s Republic of China 100010
Tel: (86-10) 6492-8483

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

“James” Tie Li
Chief Financial Officer and Executive Vice President
China Hydroelectric Corporation
420 Lexington Avenue, Suite 860
New York, NY 10170
Tel: (646) 467-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

S. Eugene Buttrill III, Esq. DLA Piper Hong Kong 17/F, Edinburgh Tower The Landmark, 15 Queen’s Road, Central Hong Kong (852) 2103-0808	Jonathan Klein, Esq. Jack I. Kantrowitz, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 335-4500	Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10583 (212) 407-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  333-163558

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered(1)	Registered(1)(2)	Offering Price per unit(1)	Aggregate Offering Price(1)(2)	Registration Fee(3)
Units, each consisting of three Ordinary Shares, par value US$0.001 per share and one warrant	1,150,000	$16	$18,400,000	$1,312
Ordinary Shares included in the Units(4)	3,450,000	—	—	—(5)
Warrants included in the Units	1,150,000	—	—	—(5)
Ordinary Shares underlying the Warrants included in the Units(4)	3,450,000	$5	$17,250,000	$1,230
Total			$35,650,000	$2,542

(1)	Includes ordinary shares that the underwriters may purchase upon the exercise of their over-allotment option.

(2)	5,750,000 units, consisting of 17,250,000 ordinary shares and 5,750,000 warrants, were previously registered pursuant to the Registrant’s Registration Statement on Form F-1 (Registration No. 333-163558).

(3)	Registrant hereby certifies to the Securities and Exchange Commission (the “Commission”) that (1) it has instructed its bank to pay the Commission the registration fee for the additional securities being registered under this Registration Statement as soon as practicable (but in any event no later than the close of business on January 25, 2010); (2) it will not revoke such instructions; (3) it has sufficient funds in the relevant account to cover the amount of the filing fee; and (4) it undertakes to confirm receipt of such instructions by the bank on January 25, 2010.

(4)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (Registration No. 333-164477). Each American depositary share represents three ordinary shares.

(5)	No fee pursuant to Rule 457(g).

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form F-1 (File No. 333-163558) filed by China Hydroelectric Corporation with the Securities and Exchange Commission (the “Commission”) on December 8, 2009, as amended on December 22, 2009, January 11, 2010, January 19, 2010 and January 25, 2010, which was declared effective by the Commission on January 25, 2010, are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on January 25, 2010.

China Hydroelectric Corporation

By:	/s/ “James” Tie Li
Name:     “James” Tie Li

Title:	Chief Financial Officer and
Executive Vice President*

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on January 25, 2010.

Signature	Title

/s/ John D. Kuhns John D. Kuhns	Chairman and Chief Executive Officer (principal executive officer)

/s/ “James” Tie Li “James” Tie Li	Chief Financial Officer (principal financial and accounting officer) and Executive Vice President*

/s/ ** Richard H. Hochman	Director

/s/ ** Anthony H. Dixon	Director

/s/ ** Dr. Yong Cao	Director

/s/ ** Shadron Lee Stastney	Director

/s/ ** Dr. You-Su Lin	Director

/s/ ** Stephen Outerbridge	Director

* Mr. Li has been nominated but not yet elected to serve as a director of our company.

**By:	/s/ “James” Tie Li
“James” Tie Li
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Appleby, special Cayman Islands counsel to the registrant, regarding the validity of the ordinary shares being registered.

5.2	Opinion of DLA Piper Hong Kong regarding the warrants being registered

24.1
Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement of Form F-1 of China Hydroelectric Corporation (Reg. No. 333-163558) initially filed with the Securities and Exchange Commission on December 8, 2009.